Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE1

Monthly Period Payment Date	October 1, 2003 to October 31, 2003 November 25, 2003

Aggregate Amount Collected for the Collection Period
Interest	$3,030,076.20
Principal Collections	$46,219,281.38
Substition Amounts	$—

Application of Collected Amounts

Applied in the following order of priority:						Factor per 1000
(I)	Enhancer Premium				$122,300.29
(ii)	A-1 Noteholder's Interest				$977,684.99	0.9776849943
	A-2 Noteholder’s Interest				$81,127.05	0.8112705272
(iii)	Principal Collections to Funding Account				$—
(iv)	Excess Spread (during Revolving)				$—
(v)	Excess Spread (during AP)				$1,828,547.63
(vi)	Additional Balance Increase from Excess Spread (during MAP)				$—
(vii)	A-1 Noteholder's Principal Distribution				$19,270,255.50	19.2702555
	A-2 Noteholder’s Principal Distribution				$1,927,025.55	19.2702555
(viii)	Enhancer for Prior Draws				$—
(ix)	Liquidation Loss Amount				$—
(x)	Enhancer				$—
(xi)	Interest Shortfalls				$—
(xii)	Indenture Trustee				$—
(xiii)	Certificates				$1,828,547.63

Balances						Factor

	Beginning A-1 Note Balance				$860,764,485.07	0.8607644851
	Ending A-1 Note Balance				$841,494,229.56	0.8414942296
		Change			$19,270,255.50	0.0192702555
	Beginning A-2 Note Balance				$86,076,448.51	0.8607644851
	Ending A-2 Note Balance				$84,149,422.9	0.8414942296
		Change			$1,927,025.55	0.0192702555
	Beginning Excluded Amount				$—
	Ending Excluded Amount				$—
		Change			$—
	Beginning Pool Balance				$960,612,802.98	0.8732755383
	Ending Pool Balance				$939,435,938.16	0.8540240376
		Change			$21,176,864.82	0.0192515007
	Beginning Principal Balance				$960,612,802.98	0.8732755383
	Ending Principal Balance				$939,435,938.16	0.8540240376
		Change			$21,176,864.82	0.0192515007
	Additional Draws				$25,111,752.98
	Additional Balance Increase (Draws minus Payments)				$—

Delinquencies
		#		$
	Two statement cycle dates:		13		$367,595.73
	Three statement cycle dates:		8		$402,393.57
	Four statement cycle dates:		5		$234,467.42
	Five statement cycle dates:		3		$172,798.80
	Six statement cycle dates:		1		$42,285.64
	Seven + statement cycle dates:		—		$—
	Foreclosures		—		$—
	REO		—		$—
	Liquidation Loss Amount		5		$71,589.19

	Wachovia Bank, National Bank
	as Administrator

Additional Information
Net WAC Rate	3.20%
Overcollateralization Target	$13,792,285.64
Overcollateralization Amount	$13,792,285.64
Funding Account Ending Balance	$—
Gross CPR (1 mo. Annualized)	44.715%
Net CPR (1 mo. Annualized)	23.541%
Draw Rate (1 mo. Annualized)	27.165%
WAM	211.71
AGE	21.01

Allocation of Collected Funds

Interest Collections
Total Collected	$(3,430,331.53)
Servicing Fee	$400,255.33
Enhancer Premium	$122,300.29
Additional Balance Interest	$—
A-1 Interest	$977,684.99
A-2 Interest	$81,127.05
Excess Interest	$1,848,963.86
Net	$—

Principal Collections
Total Collected	$(46,219,281.38)
A-1 Principal	$19,270,255.50
A-2 Principal	$1,927,025.55
Add’l Balance Increase	$—
Net Draws	$25,042,416.56
Funding Account	$—
Net	$20,416.23
Previous Funding	$(0.00)
Excess Interest	$(1,848,963.86)
Certificateholder	$1,828,547.63
Difference	$(0.00)